EXHIBIT 77C


A special meeting of DLJ Focus Fund's shareholders was held on July 17, 2000 for the purpose of considering and acting upon the matters set forth in the Proxy Statement and summarized below. A quorum was represented at the meeting and the voting results are set forth below:

A. Election of Trustees of the Fund:

                                        For                    Withheld
Wilmot H. Kidd, III                 25,633,538                 180,853

Stig Host                           25,620,670                 193,721

Peter F. Krogh                      25,638,073                 176,318

John J. Sheehan                     25,635,124                 179,267

Robert E. Fischer                   25,636,795                 177,596

G. Moffett Cochran                  25,633,797                 180,594

Martin Jaffe                        25,643,819                 170,572

B. Selection of Ernst & Young LLP as independent auditors of the Fund for the fiscal year ending October 31, 2000:

For                     Against                 Abstain
25,411,574               83,411                  319,407